Exhibit 10.4.2

SECOND AMENDED AND RESTATED COMMERCIAL REVOLVING

LOAN AND SECURITY AGREEMENT

THIS IS THE SECOND AMENDED AND RESTATED COMMERCIAL REVOLVING LOAN AND SECURITY AGREEMENT made this ___ day of December, 2016 by and among

BANKWELL BANK
a Connecticut banking corporation
with a place of business at
208 Elm Street
New Canaan, Connecticut 06840	(“Lender”)

and

SACHEM CAPITAL PARTNERS, LLC
a Connecticut limited liability company
with a place of business at
23 Laurel Street
Branford, Connecticut 06405	(“Existing Borrower”)

SACHEM CAPITAL CORP.
(formerly known as HML Capital Corp.)
a New York corporation with a principal place of business at
23 Laurel Street
Branford, Connecticut 06405	(“SCC” or “Borrower”)

WHEREAS, on December 18, 2014, Lender extended credit to Existing Borrower in the original principal amount of up to $5,000,000.00 (the “Loan”) pursuant to the terms of a certain Commercial Revolving Loan and Security Agreement, dated as of December 18, 2014; as modified by Modification to Revolving Loan and Security Agreement, dated December 30, 2015, as further modified by an Amended and Restated Commercial Revolving Loan and Security Agreement, dated March 15, 2016 (as the same may be, amended and/or restated from time to time, the “Existing Loan Agreement”); and

WHEREAS, to evidence and/or secure the Loan, the following documents, among others, were executed and delivered to the Lender by the Existing Borrower (collectively, the “Loan Documents”):

(a)          the Existing Loan Agreement;

(b)          a certain Amended and Restated Revolving Note;

(c)          a certain Unlimited Guaranty dated as of December 18, 2014 from the Guarantors in favor of the Lender guarantying the Loan as reaffirmed and amended by Reaffirmation and Amendment to Guaranty Agreement of even date herewith (as the same may have been, or may be, amended and/or restated from time to time, the “Guaranty”); and

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(d)          All other agreements, instruments, or documents executed in connection with the Loan and modification thereof;

WHEREAS, SCC, a corporation formed and currently controlled by Jeffrey C. Villano (“JCV”) and John L. Villano (“JLV”) has filed with the U.S. Securities and Exchange Commission (the “SEC”) a registration statement pursuant to the Securities Act of 1933, as amended, on Form S-11, designated as SEC File No. 333-214323 (the “Registration Statement”) registering the sale of up to approximately $18 million of its common shares, par value $0.001 per share (the “Common Shares”) in connection with an initial public offering (the “IPO”);

WHEREAS, Existing Borrower and SCC (under its original corporate name, HML Capital Corp.) have entered into an Exchange Agreement, dated October 27, 2016, pursuant to which Existing Borrower has agreed to transfer all of its assets to SCC in exchange for (i) such number of Common Shares as shall be set forth in an Underwriting Agreement to be entered into by SCC and the representative of the several underwriters of the IPO (the “Exchange Shares”) and (ii) the assumption by SCC of all of the liabilities of Existing Borrower including, without limitation, Existing Borrower’s obligations under the Existing Loan Agreement (the “Exchange”);

WHEREAS, the consummation of the Exchange and the IPO are mutually interdependent;

WHEREAS, as soon as reasonably practical after the consummation of the IPO, Existing Borrower will liquidate and distribute the Exchange Shares to its Members, pro rata in accordance with their positive capital account balances in full liquidation of Existing Borrower,

WHEREAS, as soon as reasonably practicable after the liquidation of Existing Borrower, JJV, LLC (“JJV”), the Manager of Existing Borrower, will distribute the Exchange Shares it receives in the liquidation of Existing Borrower to its members in full liquidation of JJV;

WHEREAS, following the consummation of the Exchange and the IPO, (i) the Common Shares will be listed on will trade on either the NYSE MKT or NASDAQ Capital Market stock exchange; (ii) SCC will be subject to the reporting requirements of the Securities Exchange Act of 1934, as amended and (iii) SCC intends to operate and qualify as a Real Estate Investment Trust (“REIT”) for federal and state income tax purposes;

WHEREAS, the Existing Borrower and Borrower hereby acknowledge and affirm all Indebtedness incurred under the Loan Documents and all other Indebtedness, obligations and liabilities of the Existing Borrower and Borrower to the Lender, of every kind and description, direct or indirect, absolute or contingent, primary or secondary, due or to become due, now existing or hereafter arising (all the foregoing, whether now existing or hereafter arising, are collectively referred to as the “Obligations”); and

WHEREAS, the outstanding principal balance of the Loan as of the date hereof is Eight Million Five Hundred Twenty Five Thousand and 00/100 Dollars ($8,525,000.00); and

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WHEREAS, the Lender has agreed to consent to the Exchange and the IPO and, in connection therewith, Existing Borrower and Borrower have requested and Lender has agreed to further amend the Loan Documents, and to modify certain terms of the Loan, all as more fully set forth herein below.

NOW, THEREFORE, THE PARTIES HERETO DO HEREBY AGREE THAT UPON THE EFFECTIVE DATE (as defined below) THE FOLLOWING TERMS SHALL APPLY (reference being hereby made to Appendix I appended hereto for the definition of certain capitalized terms used herein):

Section 1.             Loan; Interest; Guaranties; Security Interests; Financing Statements; Collateral; Subordinations.

1.1         The Loan.  Subject to all the terms and conditions of this Agreement:

(A)         Revolving Credit.

(i)           Lender will from time to time, at the request of Borrower, and provided that all of the conditions precedent set forth in Subsection (iii) below shall have been met by Borrower at the time of such request, be obligated to make advances to Borrower (an “Advance” or “Advances”), which may be repaid in whole or in part at any time without penalty and re-advanced from time to time, and which Advances shall bear interest at the rate set forth in Section 1.3, provided that the aggregate amount of all such outstanding Advances under the Revolving Credit shall not (except in the sole and absolute discretion of Lender) at any time exceed the lesser of (x) Eligible Notes Receivable as more particularly set forth herein (the “Asset Base”) or (y) the amount of $15,000,000.00 (the “Maximum Availability”) (the lesser amount of the Asset Base and the Maximum Availability (hereinafter referred to as the “Availability”).  The Revolving Credit shall be evidenced by the Revolving Note, as attached hereto as Schedule 1.1(A)(i), delivered to Lender in form and substance acceptable to Lender (together with any note, which, from time to time, extends, amends, supplements, modifies, renews or substitutes such note (the “Revolving Note”).)  On the Maturity Date or upon any Event of Default, Lender’s obligations to make such Advances shall automatically terminate and all such Advances, together with accrued and unpaid interest thereon and expenses related thereto, shall become immediately due and payable in full.

(ii)          Upon each request for an Advance, but not less frequently than monthly, within ten (10) Business Days after the conclusion of each calendar month, Borrower shall complete and provide to Lender the Borrowing Base Certificate substantially in the form attached hereto as Schedule 1.1(A)(ii) or otherwise acceptable to Lender (the “Borrowing Base Certificate”).  Unless Lender shall dispute the information contained in Borrower’s most recent Borrowing Base Certificate in the Lender’s sole and absolute discretion, the Availability shall be that set forth in such most recent Borrowing Base Certificate.  If the Borrowing Base Certificate shall not have been provided for the current month, within ten (10) Business Days after the same is due, the Availability under the Revolving Credit shall be zero.  The Borrower shall promptly take into account and adjust the Borrowing Base Certificate as a result of the occurrence of any event which causes any previously Eligible Note Receivable to be ineligible or which might be reasonably expected to affect the amount or collectability thereof, including without limitation any off-sets or counterclaims.  In the event any Borrowing Base Certificate shall show Advances in excess of the Availability, such excess shall be paid to Lender contemporaneously with the delivering of such Borrowing Base Certificate to Lender.

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(iii)         Lender’s obligation to make any Advance under the Revolving Credit shall be subject to the following conditions precedent on the date on which Lender makes such Advance:

(a)          with respect to the all Advances, Borrower shall have received and provided to Lender such approvals, opinions, consents or documents as Lender may reasonably request, including, without limitation: satisfactory appraisals and other financial information used in its underwriting by Borrower; evidence satisfactory to Lender that, on the Closing Date, the Lender shall have a perfected first-priority lien in all of the collateral subject to no other liens; assignments of Eligible Notes Receivable and Eligible Mortgages for which the Advance is for; executed copies of all required loan documents; a business plan acceptable to Lender in form and substance; satisfactory review of background investigation reports with respect to owners and management; certification of compliance with financial ratios; and

(b)          Lender shall be named loss payee and additional insured on all applicable insurance policies;

(c)          such Advance, when added to all outstanding Advances, shall be within the Availability;

(d)          Lender shall have elected, in its sole and absolute discretion, to make such Advance; and

(e)          the following statements shall be true, and each request for an Advance under the Revolving Credit shall be deemed to be a representation and warranty by Borrower to the effect that, at and as of the date of such request:

(i)          the representations and warranties contained in the Loan Documents are true and correct in all material respects on and as of the date of such request as though made on and as of such date; and

(ii)         no Event of Default has occurred and/or is continuing or would result from such Advance.

(B)          Eligibility.  Advances shall not be considered for eligibility by Lender unless the underlying loan (the “Mortgage Loan”), which is represented by the Eligible Note Receivable and secured by an Eligible Mortgage and which the Advance is intended to finance, meets the following general minimum requirements:

(i)           The maturity date of the Eligible Note Receivable evidencing a Mortgage Loan shall not extend beyond the date that is more than thirty six (36) months from the closing of such loan; provided, however, the Lender, in its sole and absolute discretion, can approve up to one (1) thirty six month extension thereof;

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(ii)          The Mortgage Loan is secured by a first mortgage lien on real property that is not the primary residence of the Maker (the “Mortgaged Property”);

(iii)         For Mortgage Loans in excess of $100,000.00, the minimum middle credit scores from TransUnion, Experian and Equifax for the Maker and the guarantors of Maker’s obligations (the “Mortgage Loan Guarantors”) shall be:

(a)           625 for an Eligible Note Receivable with a loan-to-value ratio of 50% or below; or

(b)           660 for an Eligible Note Receivable with a loan-to-value ratio of greater than 50% but less than 75%;

(iv)         after taking into account the original principal amount of the Mortgage Loan in question, not more than Four Hundred Fifty Thousand and 00/100 ($450,000.00) Dollars in principal amount in the aggregate shall be outstanding to the Maker or shall be guaranteed by the Mortgage Loan Guarantors;

(v)          an Advance (subject to the Advance rate set forth in subsection (vii) below) on any Eligible Note Receivable shall not exceed Two Hundred Fifty Thousand and 00/100 ($250,000.00) Dollars unless waived in writing by Lender;

(vi)         The Mortgaged Property shall be located in the states of Connecticut, New York, Massachusetts, New Jersey or Rhode Island;

(vii)        the maximum Advance for any Eligible Note Receivable shall be (x) up to seventy five (75%) percent of any Eligible Note Receivable, which Eligible Note Receivable represents a maximum loan-to-value ratio advanced by Borrower to the Maker of no greater than fifty (50%) percent based upon the “as is” fair market value of the Mortgaged Property; (y) up to sixty (60%) percent of any Eligible Note Receivable which Eligible Note Receivable represents a maximum loan-to-value ratio advanced by Borrower to the Maker of between fifty one (51%) percent and seventy five (75%) percent of the appraised “as is” fair market value of the Mortgaged Property; and (z) up to fifty (50%) percent of any Eligible Note Receivable for a construction loan which Eligible Note Receivable represents a maximum loan-to-value ratio advanced by Borrower to its underlying borrower of no greater than fifty (50%) percent of the “as is” fair market value of the Mortgaged Property;

(viii)       a Mortgage Loan, evidenced by an Eligible Note Receivable and secured by an Eligible Mortgage, shall not be more than sixty (60) days past due for interest unless the Mortgaged Property is under a binding contract of sale in which case the Mortgage Loan shall not be past due for payments in excess of ninety (90) days;

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(ix)         the Mortgaged Property securing a Mortgage Loan having an original principal amount of $325,000.00 or more shall be appraised by a qualified independent third party appraiser, approved by Lender, within (12) months of a request for an Advance thereon.  The Mortgaged Property securing a Mortgage Loan having an original principal amount of less than $325,000.00 shall require documentation of value acceptable to Lender including, but not limited to, current municipal assessment or comparable sales data from sources acceptable to Lender.

(C)          Ineligible Notes.  If any Mortgage Loan does not meet the Eligibility requirements set forth in Section 1.1(B) hereinabove, the Borrower may request an exception by Lender by submitting a request for an Advance in form and detail required by Lender, together with a collateral description, valuation and borrower credit history in form and substance acceptable to Lender.  Lender shall respond to said request within 48 hours of receiving all information required by Lender.  If such request is not acted upon by Lender within said 48 hour period such request shall be deemed denied by Lender.

1.2         Loan.  It is specifically contemplated by the parties to this Agreement that the lending relationship evidenced hereby may, in Lender’s discretion, involve financial accommodations of various types to Borrower, including, but not limited to, term loans, time loans, demand loans, over loans under the Revolving Credit, and the like, in addition to any and all loans and/or Advances previously made by Lender to Borrower and in addition to the Revolving Credit.  Consequently, the parties intend that this Agreement shall govern any and all financial accommodations now or hereafter extended by Lender to Borrower and all other liabilities of the Borrower to the Lender of any kind or nature including, without limitation, fees, charges, indemnities and penalties.  In extension of the foregoing, all loans and Advances now or hereafter made by Lender to or on behalf of Borrower pursuant to this Agreement and/or any of the documents executed in connection herewith, or otherwise, whether or not evidenced by notes, and all liabilities of the Borrower to the Lender (primary, secondary, direct, indirect, absolute, contingent, sole, joint or several, whether similar or dissimilar or related or unrelated) whether previously incurred, now existing or hereafter arising, including, without limitation under hedging contracts, guarantees or other form of surety now or hereafter provided by Borrower in favor of Lender, whether pursuant to this Agreement or any of the Loan Documents or otherwise, any renewals or extensions thereof, to the extent the same are outstanding from time to time, are herein collectively called the “Loan”.

1.3         Interest.

(A)         Revolving Credit Loan.  All amounts outstanding from time to time under the Revolving Credit shall bear interest at the greater of (i) a variable rate which at all times is three (3.0%) percentage points per annum above the Prime Rate, said rate to change when and as said Prime Rate changes or (ii) 6.25% per annum.

(B)          Prime Rate.  The Prime Rate is an annual rate of interest as published in the Wall Street Journal/Eastern Edition in its Money Rates table from time to time and otherwise defined in the Revolving Note.  Lender may make loans to other borrowers above, at or below its announced Prime Rate.

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(C)          Payment.  Interest on the Loan shall be payable by Borrower monthly on the first (1st) day of each calendar month for interest accrued during the preceding month on the Loan at the rate or rates of interest applicable during said preceding month.  Interest shall be computed using a per diem rate which shall be equal to the product of (a) a fraction, the numerator of which shall be the rate of interest calculated in accordance with Section 1.3(A) above and the denominator of which shall be three hundred sixty (360), and (b) the actual number of days elapsed.  Any interest not paid as aforesaid may, in Lender’s sole discretion, accrue and be added to the principal and continue to bear interest at the interest rate being borne by such principal.

1.4         Repayment

(A)        The entire unpaid principal balance and all accrued and unpaid interest together with all late charges and other costs and expenses accrued thereunder shall be due and payable on the Maturity Date.  In the event the Borrower elects to extend the Maturity Date, as set forth in the Note, the Borrower shall then be required to make monthly payments of principal plus interest based upon a straight-line amortization of the principal balance upon such election over a period of up to thirty six (36) months.  The Note shall contain a provision authorizing the Lender to automatically debit from the commercial checking account Borrower shall maintain with Lender, the monthly payments required under the Note.

(B)         Any payment, or part thereof, received by the Lender more than ten (10) Business Days after its due date shall be subject to a late charge of 5% of the total amount of such late payment to defray the expenses incident to handling such delinquent payment.

(C)         Interest after the Maturity Date or upon an Event of Default shall be at a default interest rate equal to eighteen percent (18%) per annum from the date of default on the outstanding Loan amount until repaid.

(D)         If at any time the aggregate amount of Advances outstanding exceeds the Availability (an “Overadvance”), then Borrower shall immediately prepay the Loan in an amount sufficient to eliminate the excess, unless Lender has consented in writing to such Overadvance, in which event the Overadvance shall be temporarily permitted on such terms and conditions as Lender in its sole discretion may deem appropriate, including, without limitation, the payment of additional fees or interest, or both, and consent to any Overadvance on one occasion shall not be deemed to be consent on any other occasion.

1.5         Guaranties.

The Guarantors have executed and delivered to Lender their Guaranty Agreements (collectively, the “Guaranties”) guaranteeing to Lender the payment of the Loan.

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1.6         Security Interests.

(A)         Security Interest in Collateral.  As security for the Obligations, including without limitation, payment of the Loan and the performance by Borrower of its obligations under this Agreement and the other Loan Documents, Borrower hereby mortgages, pledges and assigns to Lender, and gives and grants to Lender, a security interest in all of its personal property and fixtures, including, without limitation, all right, title and interest in and to the items and types of property, described or referred to below, whether now owned or hereafter acquired, and the Proceeds and products thereof (all of which property is herein collectively called the “Collateral”) which security interest is and shall remain first and prior and which Collateral shall remain free and clear of all mortgages, pledges, security interests, liens and other encumbrances and restrictions on the transfer thereof.

(i)	Accounts;
(ii)	Certificated Securities;
(iii)	Chattel Paper;
(iv)	Software and all rights with respect thereto, including without limitation, all licenses, options, warranties, service contracts, program services, test rights, maintenance rights, support rights, improvement rights, renewal rights and indemnifications, and any substitutions, replacements, additions or model conversions of any of the foregoing;
(iv)	Contracts;
(v)	Deposit Accounts;
(vi)	Documents;
(vii)	Equipment;
(ix)	Financial Assets;
(x)	Fixtures;
(xi)	General Intangibles;
(xii)	Goods;
(xiii)	Instruments;
(xiv)	Inventory;
(xv)	Investment Property;
(xvi)	Money (of every jurisdiction whatsoever);
(xvii)	Letters of credit;
(xviii)	Payment Intangibles;
(xix)	Security Accounts;
(xx)	Supporting Obligations;
(xxi)	Uncertificated Securities;
(xxii)	To the extent not included in the foregoing, all other personal property of any kind or description; and
(xxiii)	Eligible Notes Receivable.

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together with books, records, writings, data bases, information and other property relating to, used and useful in connection with, or evidencing, embodying, incorporating or referring to any of the foregoing, and all Proceeds, products, offspring, rents, issues, profits and returns of and from any of the foregoing; provided that to the extent that the provisions of any lease or license of Computer Hardware and Software or Intellectual Property expressly prohibit (which prohibition is enforceable under applicable law) any assignment thereof, and the grant of a security interest therein, Lender will not enforce its security interest in Borrower’s rights under such lease or license (other than in respect to the Proceeds thereof) until the earlier of termination of such prohibition, it being understood that upon request of Lender, Borrower will in good faith use commercially reasonable efforts to obtain consent for the creation of a security interest in favor of Lender (and to Lender’s enforcement of such security interest in favor of Lender) in Borrower’s rights under such lease or license.

Unless specified otherwise in this Agreement, all terms in this Section 1.6(A) are as defined under the Code (as defined herein).

(B)         Other Collateral.

(i)          Commercial Tort Claims.  Borrower shall promptly notify Lender in writing upon incurring or otherwise obtaining a Commercial Tort Claim against any third party and, upon request of Lender, promptly enter into an amendment to this Agreement and do such other acts or things deemed appropriate by Lender to give Lender a security interest in any such Commercial Tort Claim.

(ii)         Other Collateral.  Borrower shall promptly notify Lender in writing upon acquiring or otherwise obtaining any Collateral after the date hereof consisting of Deposit Accounts, Investment Property, Letter-of-Credit Rights or Electronic Chattel Paper and, upon the request of Lender, promptly execute such other documents, and do such other acts or things deemed appropriate by Lender to deliver to Lender a perfected security interest with respect to such Collateral; promptly notify Lender in writing upon acquiring or otherwise obtaining any Collateral after the date hereof consisting of Documents or Instruments and, upon the request of Lender, will promptly execute such other documents, and do such other acts or things deemed appropriate by Lender to deliver to Lender a perfected security interest of such Documents which are negotiable and Instruments and, with respect to non-negotiable Documents, to have such non-negotiable Documents issued in the name of Lender; and with respect to Collateral in the possession of a third party, other than Certificated Securities and Goods covered by a Document, obtain an acknowledgement from the third party that it is holding the Collateral for the benefit of Lender.

Notwithstanding the foregoing, the parties agree that Lender’s security interest hereunder shall not extend to any Hazardous Substance or devices utilized primarily for the storage of Hazardous Substances.

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1.7         Lien Perfection; Further Assurances. Borrower specifically authorizes Lender to file such UCC-1 financing statements as are required by the Code and such other instruments, assignments or documents as are necessary to perfect Lender’s lien upon any of the Collateral and to take such other action as may be required to perfect or to continue the perfection of Lender’s lien upon the Collateral.  Unless prohibited by applicable law, Borrower hereby authorizes Lender to file any such financing statements, including, without limitation, financing statements that indicate the Collateral (i) as “all assets of the Borrower” or words of similar effect, or (ii) as being of an equal or lesser scope, or with greater or lesser detail, than as set forth in Section 1.6, on the Borrower’s behalf.  The Borrower also hereby ratifies its authorization for Lender to have filed in any jurisdiction any like financing statements or amendments thereto if filed prior to the date hereof.  The parties agree that a photographic or other reproduction of this Agreement shall be sufficient as a financing statement and may be filed in any appropriate office in lieu thereof.  At Lender’s request, Borrower shall also promptly execute or cause to be executed and shall deliver to Lender any and all assignments, documents, instruments and agreements deemed necessary by Lender to give effect to or to carry out the terms or intent of the Loan Documents.

(A)         Other Actions.  Further to insure the attachment, perfection and first priority of, and the ability of the Lender to enforce the Lender’s security interest in the Collateral, Borrower agrees, in each case and at Borrower’s expense, to take the following action with respect to the following Collateral and without limitation on Borrower’s other obligations contained in this Agreement:

(i)           Promissory Note and Tangible Chattel Paper.  Upon Borrower holding or acquiring any promissory notes, tangible chattel paper, or mortgages, Borrower shall forthwith endorse, assign and deliver the same to the Lender, as Collateral for the Loan, accompanied by such instruments of transfer or assignment duly executed in blank as the Lender may from time to time specify.

(ii)          Deposit Accounts.  For each deposit account that Borrower at any time opens or maintains, Borrower shall, at the Lender’s request and option, pursuant to an agreement in form and substance satisfactory to the Lender, either (a) cause the depository bank to agree to comply, without further consent of Borrower, at any time with instructions from the Lender to such depository bank directing the disposition of funds from time to time credited to such deposit account, or (b) arrange for the Lender to become the customer of the depository bank with respect to the deposit account, with Borrower being permitted, only with the consent of the Lender, to exercise rights to withdraw funds from such deposit account.  The Lender agrees with Borrower that the Lender shall not give any such instructions or withhold any withdrawal rights from Borrower, unless a Default or Event of Default has occurred and is continuing.

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(iii)         Investment Property.  If Borrower shall at any time hold or acquire any Certificated Securities, Borrower shall forthwith endorse, assign and deliver the same to the Lender, accompanied by such instruments of transfer or assignment duly executed in blank as the Lender may from time to time specify.  If Borrower shall at any time hold or acquire any Uncertificated Securities directly by the issuer thereof, Borrower shall immediately notify the Lender thereof and, at the Lender’s request and option, pursuant to an agreement in form and substance satisfactory to the Lender, either (a) cause the issuer to agree to comply, without further consent of Borrower or such nominee, at any time with instructions from the Lender as to such Uncertificated Securities, or (b) arrange for the Lender to become the registered owner of the Uncertificated Securities.  If any Certificated Securities or Uncertificated Securities or other Investment Property now or hereafter acquired by Borrower are held by Borrower or their nominee through a securities intermediary or commodity intermediary, Borrower shall immediately notify the Lender thereof and, at the Lender’s request and option, pursuant to an agreement in form and substance satisfactory to the Lender, either (i) cause such securities intermediary or (as the case may be) commodity intermediary to agree to comply, in each case without further consent of Borrower or such nominee, at any time, with entitlement orders or other instructions from the Lender to such securities intermediary as to such Certificated Securities or Uncertificated Securities or other Investment Property, or (as the case may be) to apply any value distributed on account of any commodity contract as directed by the Lender to such commodity intermediary, or (ii) in the case of Financial Assets or other Investment Property held through a securities intermediary, arrange for the Lender to become the entitlement holder with respect to such Investment Property, with Borrower being permitted, only with the consent of the Lender, to exercise rights to withdraw or otherwise deal with such investment property.  The Lender agrees with Borrower that the Lender shall not give any such entitlement orders or instructions or directions to any such issuer, securities intermediary or commodity intermediary, and shall not withhold its consent to the exercise of any withdrawal or dealing rights by Borrower, unless a Default or Event of Default has occurred and is continuing, or after giving effect to any such investment and withdrawal rights not otherwise permitted by this Agreement, would occur.  The provisions of this paragraph shall not apply to any Financial Assets credited to a securities account for which the Lender is the securities intermediary.

(iv)         Collateral in the Possession of a Bailee.  If any Collateral is at any time in the possession of a bailee, Borrower shall promptly notify the Lender thereof and, at the Lender’s request and option, shall promptly obtain an acknowledgement from the bailee, in form and substance satisfactory to the Lender, that the bailee holds such Collateral for the benefit of the Lender and such bailee’s agreement to comply without further consent of Borrower, at any time with instructions of the Lender as to such Collateral.  The Lender agrees with Borrower that the Lender shall not give any such instructions unless a Default or Event of Default has occurred and is continuing or would occur after taking into account any action by Borrower with respect to the bailee.

(v)          Electronic Chattel Paper and Transferable Records.  If Borrower at any time holds or acquires an interest in any Electronic Chattel Paper or any “transferable record”, as that term is defined in Section 201 of the Federal Electronic Signatures in Global and National Commerce Act (the “Electronic Signatures Act”), or in Section 16 of the Uniform Electronic Transactions Act (“UETA”) as in effect in any relevant jurisdiction, Borrower shall promptly notify the Lender thereof and, at the request and option of the Lender, shall take such action as the Lender may reasonably request to vest in the Lender control, under Section 9-105 of the Code, of such Electronic Chattel Paper or control under Section 201 of the Electronic Signatures Act or, as the case may be, Section 16 of UETA, as so in effect in such jurisdiction, of such transferable record.  The Lender agrees with Borrower that the Lender will arrange, pursuant to procedures satisfactory to the Lender and so long as such procedures will not result in the Lender’s loss of control, for Borrower to make alterations to the Electronic Chattel Paper or transferable record permitted under said Section 9-105 or, as the case may be, Section 201 of the Electronic Signatures Act or Section 16 of the UETA for a party in control to make without loss of control, unless an Event of Default has occurred or would occur after taking into account any action by Borrower with respect to such Electronic Chattel Paper or transferable record.

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(vi)         Letter-of-Credit Rights.  If Borrower is at any time a beneficiary of any Letter of Credit Rights now or hereafter, Borrower shall promptly notify the Lender thereof and, at the request and option of the Lender, Borrower shall, pursuant to an agreement in form and substance satisfactory to the Lender, either (a) arrange for the issuer and any confirmer or other nominated person of such Letter of Credit Rights to consent to an assignment to the Lender of the Proceeds of the letter of credit evidencing the Letter of Credit Rights or (b) arrange for the Lender to become the transferee beneficiary of the Letter of Credit Rights.

(vii)        Commercial Tort Claims.  If Borrower shall, now or at any time hereafter, hold or acquire a Commercial Tort Claim, Borrower shall immediately notify the Lender in a writing signed by Borrower of the particulars thereof and grant to the Lender in such writing a security interest therein and in the Proceeds thereof, with such writing to be in form and substance satisfactory to the Lender, and do such other acts or things deemed appropriated by Lender to give Lender a security interest in any such Commercial Tort Claim.

(viii)       Other Actions as to any and all Collateral. Borrower further agrees, upon request of the Lender and at the Lender’s option, to take any and all other action as the Lender may determine to be necessary or useful for the attachment, perfection and first priority of, and the ability of the Lender to enforce, the Lender’s security interest in any and all of the Collateral, including, without limitation (a) executing, delivering and, where appropriate, filing financing statements and amendments relating thereto under the Code, to the extent, if any, that any of Borrower’s signature thereon is required therefor, (b) causing the Lender’s name to be noted as secured party on any certificate of title for a titled good if such notation is a condition to attachment, perfection or priority of, or ability of the Lender to enforce, the Lender’s security interest in such Collateral, (c) complying with any provision of any statute, regulation or treaty of the United States as to any Collateral if compliance with such provision is a condition to attachment, perfection or priority of, or ability of the Lender to enforce, the Lender’s security interest in such Collateral, (d) obtaining governmental and other third party waivers, consents and approvals in form and substance satisfactory to the Lender, including, without limitation, any consent of any licensor, lessor or other Person obligated on the Collateral, (e) obtaining waivers from mortgagees and landlords in form and substance satisfactory to the Lender and (f) taking all actions under any earlier versions of the Code or under any other law, as reasonably determined by the Lender to be applicable in any relevant Uniform Commercial Code or other jurisdiction, including any foreign jurisdiction.

(B)          Lender’s Obligations and Duties.  Anything herein to the contrary notwithstanding, Borrower shall remain obligated and liable under each contract or agreement comprised in the Collateral to be observed or performed by Borrower thereunder.  The Lender shall not have any obligation or liability under any such contract or agreement by reason of or arising out of this Agreement or the receipt by the Lender of any payment relating to any of the Collateral, nor shall the Lender be obligated in any manner to perform any of the obligations of Borrower under or pursuant to any such contract or agreement, to make inquiry as to the nature or sufficiency of any payment received by the Lender in respect of the Collateral or as to the sufficiency of any performance by any party under any such contract or agreement, to present or file any claim, to take any action to enforce any performance or to collect the payment of any amounts which may have been assigned to the Lender or to which the Lender may be entitled at any time or times.  The Lender’s sole duty with respect to the custody, safe keeping and physical preservation of the Collateral in its possession, under Section 9-207 of the Code or otherwise, shall be to deal with such Collateral in the same manner as the Lender deals with similar property for its own account.

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1.8         Subordination.  Each Guarantor is simultaneously herewith executing and delivering to Lender a debt subordination agreement (collectively, the “Subordinations”) whereby each such party is subordinating to the Loan any and all Indebtedness of Borrower to such Guarantor for borrowed money.  Lender hereby agrees that Borrower may make regularly scheduled payments of interest only on Subordinated Debt provided (i) no Default or Event of Default shall have occurred and (ii) no Event of Default will be caused by the making of such payment.

1.9         Manner of Funding.   Within two (2) Business Days after Lender’s receipt of such Request for Advance in the form attached hereto, Lender shall provide such funding as is so requested.

1.10       Operating Account.   The Borrower shall maintain all its operating accounts with Lender pursuant to the terms in the Note.

Section 2.             Representations, Warranties and Covenants.

Borrower represents and warrants to and covenant with Lender as of the date hereof, and as of the date of each Request for Advance submitted by Borrower, except as set forth on Schedule 2 attached hereto:

Representations and Warranties:

2.1         Organization, Charter, Laws and Capitalization.

(A)         Borrower is duly organized and validly existing corporation under the laws of the State of New York and is qualified and in good standing in the states in which it does business; and

(B)          The execution, delivery and performance of this Agreement are within Borrower’s powers, have been duly authorized, are not in contravention of any law or any terms of Borrower’s certificate of incorporation or bylaws or other organization documents or any agreement or undertaking to which Borrower is a party or by which it is bound; and

(C)          Borrower owns no stock, membership interests or partnership interests of any other entity; and

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(D)         All of Borrower’s issued and outstanding capital stock is validly issued, non-assessable and fully paid; and

(E)          The Financial Statements (as defined in Section 2.6 below) presented by Borrower to Lender are true, complete and correct and fairly present the financial condition of Borrower as of the date of such statements and the results of its operations for the period then ended and there has been no material adverse change to Borrower’s financial condition since the date of such Financial Statements.

2.2         Collateral, Claims, Actions, Place of Business.

(A)         Except pursuant to this Agreement, no financing statement has been filed with respect to Collateral except in favor of Lender.

(B)          Borrower is the absolute and undisputed owner of the Collateral, including the Eligible Notes Receivable and Eligible Mortgages.

(C)          The Collateral is not, and will not be, permitted to be, in any respect, encumbered other than by the security interest contemplated hereby (and same will be true of Collateral acquired hereafter when acquired).

(D)          All Eligible Notes Receivable, Eligible Mortgages, or Instruments are bona fide and valid and no set-offs or counterclaims exist or will exist against any of the same.

(E)          All state and federal tax returns that are required to have to be filed have been properly completed and filed and all required taxes and assessments, if any, have been paid.  No claims have been asserted by any Governmental Authority and no audits or notices of audits are pending.

(F)          Borrower’s principal place of business is the address shown above and Borrower shall give Lender at least thirty (30) days prior written notice of any change.

(G)          The Collateral and business records pertaining to the Collateral and Loan, including those pertaining to all accounts and contract rights, shall be kept at Borrower’s principal place of business unless otherwise directed by Lender or prior written consent of Lender to a change of location is obtained.

(H)         Other than pursuant to this Agreement, Borrower has no other Indebtedness or contingent liabilities, except for accounts payable incurred in the ordinary course of Borrower’s business and except as disclosed in the Financial Statement referred to in Schedule to 2.2(H) attached.

(I)           Borrower is not in default of any agreement, decree, law or order to which it is a party or by which it is bound, including without limitation those relating to the environment.

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(J)           No litigation, suits or actions are pending or threatened against Borrower.

(K)         Borrower holds all necessary licenses, consents (governmental or otherwise), patents and trademarks as are necessary to enable Borrower to conduct its business as presently conducted and as contemplated.

(L)          Borrower holds sufficient property, casualty and liability insurance and all premiums have been fully paid and Lender is named as a Loss Payee or Additional Insured on each such insurance policy.

(M)        Borrower performs no work on any contracts for the United States government or any agency or subdivision thereof.

(N)         Borrower is not subject to any payment or performance bonds.

(O)         Borrower is in material compliance with all laws, ordinances, rules and regulations to which it is subject, including without limitation ERISA, OSHA, all state and federal usury laws, banking laws, Environmental Laws and tax laws.

(P)          Neither the Borrower nor any Affiliate of the Borrower is subject to regulation under any of the federal banking statutes, including, without limitation, Financial Institutions Reform, Recovery and Enforcement Act of 1989, as amended and Federal Deposit Insurance Corporation Improvement Act of 1991, as amended.

(Q)         The Borrower acknowledges and agrees that Lender is not undertaking any authority or responsibility with respect to any Eligible Note Receivable, any Eligible Mortgage and/or any other document or agreement executed and delivered in connection with the origination and funding of a Mortgage Loan (collectively, the “Mortgage Loan Documents”) nor is Lender assuming any collection or credit risk with respect to any Eligible Note Receivable or Eligible Mortgage or any other Collateral nor is Lender in any way involved in the Borrower’s pricing or the underwriting with respect to any of such Mortgage Loan Documents.

Affirmative and Negative Covenants.

2.3         Payments.  Borrower shall:

(A)         pay punctually the Loan, when due, as required by the terms of the Revolving Note;

(B)          pay on demand any and all charges customarily levied or incurred by Lender;

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(C)          pay before due any and all taxes, assessments and/or charges of every kind or description levied or assessed against either Borrower or any of its assets;

(D)         pay all insurance premiums before the same are due;

(E)          maintain its principal deposit and principal disbursement accounts with Lender.

2.4          Preservation of Collateral.  Borrower shall:

(A)         preserve the Collateral in good condition and order and not permit it to be abused or misused;

(B)          not allow any Collateral to be affixed to real estate unless secured by an Eligible Mortgage;

(C)          take necessary steps to preserve the liability to the Borrower of the Makers;

(D)         transfer possession of and assign all instruments, documents and chattel paper, which are part of the Collateral, including without limitation all Eligible Notes Receivable and Eligible Mortgages to Lender, immediately upon request by Lender;

(E)          perfect a security interest (using a method satisfactory to Lender) in goods covered by any Instrument, Document or Chattel Paper constituting Collateral;

(F)          notify Lender of any change occurring in or to Collateral, including without limitation any Eligible Note Receivable or Eligible Mortgage, or in any fact or circumstance warranted or represented by Borrower herein, or furnished to Lender, or if any Event of Default occurs;

(G)          pay all costs necessary to perform any act or duty required by this Agreement, including, but not limited to, attorneys’ fees, insurance premiums, taxes and assessments;

(H)          maintain sufficient property, casualty and liability insurance, as reasonably determined by Lender, and shall name Lender as Loss Payee and/or Additional Insured on such policies of insurance;

(I)           maintain full compliance with all Environmental Laws, including without limitation the disposition of Hazardous Substances, and allow Lender to verify such compliance at Borrower’s expense; and

(J)           maintain compliance with all laws, ordinances, rules and regulations of any Governmental Authority or subdivision, including without limitation all usury laws.

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2.5         Restrictions.  Borrower shall not:

(A)         suffer to exist any liens on any Collateral;

(B)         merge, consolidate or dispose of or transfer any asset except for Mortgaged Property acquired by foreclosure, deed in lieu of foreclosure or otherwise in satisfaction of an eligible Note Receivable;

(C)         without the written consent of the Lender in its sole discretion, suffer to exist any Indebtedness in excess of $100,000.00 in the aggregate including, but not limited to, purchase money obligations except for (i) a mortgage loan from Lender in an original principal amount not to exceed $387,500.00, the proceeds of which to be used for the purchase of property at 698 Main Street, Branford, Connecticut and (ii) any other Indebtedness to any Affiliate with the prior written consent of Lender and further, provided all such Indebtedness is subject to a Subordination Agreement in favor of Lender in form and substance acceptable to Lender;

(D)         suffer to exist any litigation against it or any of its assets claiming an amount in excess of $50,000.00 unless either (i) Borrower’s liability is fully covered by insurance or (ii) Borrower shall provide to Lender an opinion of independent counsel, which opinion and counsel are in all respects acceptable to Lender, stating that any such litigation will not have a material adverse effect on Borrower;

(E)          cause to exist any Subsidiary or engage in any transactions with any Subsidiary or Affiliate except for co-funding of Mortgage Loans to customers of Borrower or of such Subsidiary or Affiliate in the ordinary course of Borrower’s business provided no such loans are funded with proceeds of the Loan;

(F)          with respect to ERISA, engage in any “prohibited transaction”, incur any “accumulated funding deficiency”, terminate any pension plan so as to create any lien on any asset of Borrower, or otherwise not be in full compliance;

(G)          guarantee or otherwise assure any obligation of any other party including, without limitation, that of any Guarantor;

(H)          incur capital expenditures (including, without limitation, capitalized leases) in excess of $100,000.00 in any fiscal year on a non-cumulative basis;

(I)           declare or pay any cash dividends in excess of Borrower’s REIT taxable income (as determined for federal income tax purposes);

(J)           purchase any securities issued by, or otherwise invest in, any publicly or privately held entity except to purchase Certificates of Deposit issued by any lending institution having a net worth of at least $50,000,000.00;

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(K)         change the nature of its business from that conducted on the date hereof;

(L)          without the consent of Lender, change in executive management, unless John Villano and Jeffrey Villano remain as senior executives with day to day operational involvement; and

(M)         change the form of or nature of the ownership structure of the Borrower from a REIT.

2.6         Financial Statements.  Throughout the term of the Loan, the Borrower shall provide the Lender with copies of its (a) audited annual financial statements, including balance sheet, income statement and statement of cash flow (“Financial Statements”) within five (5) Business Days of the filing due date or filing, whichever is earlier, of its annual report on Form 10-K with the U.S. Securities and Exchange Commission (the “SEC”), (b) quarterly unaudited Financial Statements within five (5) Business Days of the filing due date or filing, whichever is earlier, of its Quarterly Report on Form 10-Q with the SEC, (c) federal income tax returns within five (5) Business Days of the filing due date or filing, which is earlier, of such tax returns with the Internal Revenue Service and (d) such other financial information as may be reasonably requested by the Lender within thirty (30) days of its receipt of a written request from the Lender setting forth in reasonable detail the form and substance of such information.

Guarantors, other than JJV, LLC, shall submit to Lender annually their personal Financial Statements (including contingent liabilities), in form and substance acceptable to Lender within thirty (30) days of each calendar year end.  Such individual Guarantors shall also provide to Lender a copy of their federal tax returns within thirty (30) days of filing due dates.

Borrower shall also submit the following:

a.            Borrowing Base Certificate, or such other form reasonably requested by Lender, together with each Request for Advance, but no less frequently than monthly no later than the tenth (10th) Business Day following each calendar month end.

b.            Monthly past due report certified by Borrower for all Eligible Notes Receivable no later than the twentieth (20th) day following each calendar month end.

c.            A list, certified by the President and Chief Financial Officer of Borrower, of all Mortgage Loans held by Borrower, with such detail as required by Lender, as of the last day of each calendar month, no later than the tenth (10th) Business Day following each calendar month end.

2.7         Set-off.  In addition to any rights now or hereafter granted under applicable law and not by way of limitation of any such rights, Lender and any participant of any Lender is hereby authorized by Borrower and each Guarantor upon the occurrence of any Default or Event of Default, to set off and to appropriate and to apply any and all balances held by it at any of its offices for the account of Borrower, any Guarantor or any of its Subsidiaries (regardless of whether such balances are then due to Borrower, any Guarantor or its Subsidiaries) and any other property at any time held or owing by that Lender or that holder to or for the credit or for the account of Borrower or any Guarantor against and on account of the Loan being unpaid.  Borrower and each Guarantor agrees, to the fullest extent permitted by law, that (a)  Lender or any holder may exercise its right to set off with respect to the Loan and may sell participations in such set off to other lenders and holders and (b) any lender or holder so purchasing a participation in the Loan made or held by other lenders or holders may exercise all rights of set-off, bankers’ lien, counterclaim or similar rights with respect to such participation as fully as if such Lender or holder were a direct holder of Loan in the amount of such participation.

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2.8         Covenants During Loan Term.

(A)         Financial Covenants.  Throughout the term of the Loan:

(i)           Borrower shall maintain a Fixed Charge Coverage Ratio of at least 1.35 to 1.00, as of the end of each fiscal quarter of Borrower.

(ii)          Borrower shall maintain a minimum Tangible Net Worth equal to the sum of (x) seventy five percent (75%) of Borrower’s shareholder’s equity immediately following the consummation of the IPO plus (y) sixty percent (60%) percent of net cash proceeds from the sale by the Borrower of any equity securities following the IPO.

(iii)         Each of the JCV and JLV shall own not less than 500,000 Common Shares of the Borrower’s issued and outstanding capital stock.

(B)          Definitions.

(i)           Fixed Charge Coverage Ratio:  For the applicable period, the ratio of:

(a)           EBITDA minus the sum of (x) all income taxes paid in cash in such period, and (y) all unfinanced Capital Expenditures;

to

(b)          the sum of (v) interest expense accrued for such period and paid in cash at any time by Borrower, (w) CPLTD, (x) dividends on any preferred equity in Borrower, (y) capitalized interest on Mortgage Loans and (z) amortization on any discounts on Mortgage Loans.

(ii)          CPLTD:  The current portion of long term Indebtedness paid during the applicable period, including, but not limited to, amounts required to be paid during such period under capital leases.

(iii)         EBITDA:  Net income for an accounting period before provision for payment of interest expense and federal income taxes plus depreciation and amortization to the extent deducted from such net income during such accounting period, all as determined by GAAP.

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(iv)         GAAP:  U.S. Generally Accepted Accounting Principles and practices consistently applied from accounting period to accounting period.

(v)          Tangible Net Worth:  An amount equal to the excess of (x) total assets over (y) the sum of (I) the total of all assets which would be classified as intangible assets under GAAP, including, but not limited to, good will, trademarks, trademark applications, trade names, service marks, patents, patent applications, licenses and franchises and (II) total liabilities as set forth on Borrower’s balance sheet as of the last day of each fiscal quarter.

2.9         Inspection/Field Examinations.  Borrower will permit Lender and any authorized representatives of Lender to visit and inspect any of its properties or offices or the properties or offices of any of its subsidiaries, including, without limitation, all items of Collateral and its and their books and records, including books and records relating to Accounts, Eligible Notes Receivable and Eligible Mortgages (and to make extracts therefrom), and to discuss its and their affairs, finances and accounts with its and their employees, all at such times during normal business hours and as often and continuously as may be requested by Lender.  Lender may conduct such quarterly audits of Borrower’s Eligible Notes Receivable, Eligible Mortgages, Related Documents and other documentation as Lender shall consider necessary in order to verify the entries on Borrower’s Borrowing Base Certificate.  If no Event of Default shall exist, Lender shall not conduct more than one (1) such field examinations per year at Borrower’s expense.

2.10       Application of Proceeds.  As set forth under the terms of the Revolving Note.

2.11       Fees.

(A)         Service Fee.  Intentionally omitted

(B)          Origination Fee.  Borrower shall pay to Lender in current funds a fee in the amount of $5,000.00 as a modification fee upon the date hereof.

(C)          Early Termination Fee.  The Borrower may prepay the Loan in part or in full at any time provided, however, in the event the Loan is refinanced with another lender, the Borrower shall pay an exit fee equal to one (1%) percent of the entire face amount of the Revolving Note.  If the Loan shall be accelerated for any reason whatsoever, the applicable prepayment fee in effect as of the date of such acceleration shall be paid.  All partial prepayments shall be accompanied by and applied first to the payment of costs and expenses thereto and unpaid late charges, then to accrued and unpaid interest and the balance on account of the unpaid principal in the inverse order of maturity.  Such partial prepayments shall not affect Borrower’s obligation to make the regular installments required hereunder until the Loan is fully paid.

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2.12       Environmental Compliance.

(A)         Borrower will comply and will ensure that each Mortgaged Property and each Maker complies with all applicable Environmental Laws, regulations, rules, standards, orders and agreements.  Whenever, pursuant to any such legal requirement, Borrower or any Maker is obligated to report to any party the existence of a Spill (as such term is defined in Section 1 of Public Act 85-443), “Release” (as defined in 42 U.S. Code 9601 et seq.), “Hazardous Waste”, “Hazardous Substance” (as defined in 42 U.S. Code 9601 et seq.) or other environmental contamination on or emanating from any Mortgaged Property, Borrower will, simultaneously and in writing, report the existence of such conditions to Lender at the address set forth in Section 12 hereof.

(B)         In addition to any and all other liability of Borrower to Lender hereunder, Borrower shall indemnify the Lender against any loss or damage that shall occur to Lender as a result of Borrower’s violation of any applicable federal, state, local or quasi-governmental law, rule, regulation or ordinance.

(C)         In the event that any claim shall be made against Borrower by any governmental entity in connection with the discharge of Hazardous Substances or wastes then Borrower shall either (i) pay the claim or (ii) furnish to such governmental entity that imposed the lien a bond, cash deposit or other security reasonably satisfactory to such governmental entity in an amount sufficient to discharge the lien.

2.13        Servicing of Eligible Notes Receivable

(A)         The Borrower shall make all reasonable efforts to collect all payments called for under the terms and provisions of the Eligible Notes Receivable, and shall follow such collection procedures as are in accordance with Accepted Servicing Practices.

(B)         In the event that a default with respect to an Eligible Notes Receivable has occurred, the Borrower shall notify the Lender and, upon receipt of a written request by the Lender specifying what action Borrower should take, the Borrower shall take such action with respect to such Eligible Note Receivable as directed by the Lender.

Section 3.             Special Representations, Warranties and Covenants re Eligible Accounts Receivable.

Without in any way limiting any Representation or Warranty contained in Section 2 hereof, and without in any way limiting the pledges and security interests granted to Lender under Section 1.5 hereof, Borrower hereby represents and warrants to and covenants with Lender, with respect to each and every account receivable (an “Eligible Account Receivable”) and every promissory note (an “Eligible Note Receivable”) and Eligible Mortgage securing an Eligible Note Receivable now or hereafter serving as a basis for any Advance made by Lender to the Borrower that:

3.1         Eligible Accounts Receivable.

(A)         Such accounts are each evidenced by an Eligible Note Receivable executed, endorsed and delivered to Lender.

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(B)          Such accounts are not now, and will not at the time of any Advance, be subject to any offsets, claims, counterclaims, deductions, disputes or discounts of any nature whatsoever claimed or which, under the terms of any agreement or otherwise, may be claimed by the account debtor or accounts debtors with respect thereto, including, without limitation, any accounts where the account debtor is also a creditor of or supplier to Borrower.

(C)          Such accounts presently, and in the future at the time of any Advance, will represent undisputed, bona fide Indebtedness to Borrower of account debtors (who are not Affiliates or Subsidiaries of Borrower) located in jurisdictions in which Borrower is qualified to do business and is fully licensed by such jurisdiction to conduct its business.

(D)          The assignment of such accounts does not, and will not, violate any agreement with such account debtor or by which such account debtor is bound.

(E)          Borrower is, and will be, the lawful owner of and have a good right to pledge, sell, assign, transfer and to grant a security interest in such of the accounts as are offered by Borrower.

(F)          Such accounts have not been, nor hereafter will be, pledged, sold, assigned, transferred or encumbered to any Person other than Lender.

(G)          Such accounts are, or will be, owing by an underlying borrower and mortgagor who, since the date of the Eligible Note Receivable evidencing such accounts, has not died, terminated its existence, become insolvent (which term shall include either a negative tangible net worth or an inability to pay its debts as they mature), suffered a business failure, been subjected either voluntarily or involuntarily to the appointment of a receiver of any part of his or its property, made an assignment for the benefit of his or its creditors, requested creditors to stand by, or has filed or had filed against him or it a petition in bankruptcy or any other proceeding under any bankruptcy or insolvency laws.

(H)         Borrower has, and will have, access to the courts or arbitration panel or other tribunal of the state or other jurisdiction which has or will have in personam jurisdiction over the account debtors owing on such accounts for purposes of collecting and enforcing such accounts.

(I)           Borrower is the sole owner of record and holder of the Eligible Notes Receivable and Eligible Mortgage relating to such Eligible Accounts and has good, indefeasible and marketable title thereto, and has full right to transfer the Eligible Accounts to Lender.  There is no impediment to the Borrower’s ability to enforce any Eligible Notes Receivable or Eligible Mortgages, including without limitation, state laws relating to the Borrower’s qualification to do business as a precondition to the use of state courts and state laws relating to usury.

(J)           Borrower shall provide, at least monthly no later than the tenth (10th) day of each month, a revised complete listing of its Eligible Accounts Receivable as of the end of the prior month.

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3.2         Eligible Notes Receivable.  An Eligible Note Receivable shall be a promissory note constituting a negotiable instrument made, executed and delivered to Borrower evidencing bona fide Indebtedness owing to Borrower as a result of a Mortgage Loan made by Borrower to the Maker of such Eligible Note Receivable:

(A)         Evidences a valid and enforceable commercial transaction and was originated and underwritten in accordance with all applicable state and federal laws, rules and regulations (including without limitation all usury laws) and each Eligible Note Receivable and Eligible Mortgage has been delivered in accordance with and is in compliance with all applicable state and federal laws, rules and regulations.

(B)         Is the legal, valid and binding obligation of the Maker thereof enforceable in accordance with its terms.  Borrower has reviewed all the documents relating to each Eligible Note Receivable and has made such inquiries as it deems necessary to make and confirm the accuracy of the representations set forth herein.

(C)         Is secured by a duly recorded validly perfected and enforceable first fee commercial mortgage of marketable fee simple title to premises not subject to the lien of any past due taxes or other municipal charges and which is not occupied by the obligor on such loan (an “Eligible Mortgage”).

(D)         Is secured by an Eligible Mortgage of premises as to which:

(i) there are no delinquent taxes and no delinquent assessment liens at the time of funding.

(ii) the improvements thereon are covered by (x) a fully paid, valid and existing hazard policy insuring against loss or damage by fire and hazards, acceptable to Lender and (y) a valid and existing flood insurance policy in accordance with all applicable state and federal laws, rules and regulations, if the premises are in a designated flood hazard area and flood insurance is available for the premises under the National Flood Insurance Act of 1968, as amended.  All individual insurance policies contain a standard mortgagee clause naming Borrower, Lender and their respective successors and/or assigns as their interests may appear.

(iii) no improvement thereon is in violation of any applicable zoning, planning, or wetland law or regulation.

(iv) there is no pending action or proceeding directly involving the compliance with any environmental law, rule or regulation.

(v) nothing further remains to be done to satisfy in full all requirements of each law, rule or regulation constituting a prerequisite to residential or other use and enjoyment of such premises.

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(vi) an ALTA mortgagee’s title insurance policy is issued by a title insurer acceptable to Lender and qualified to do business in the State in which the premises are located, insuring Borrower and its successors and assigns, as to the first priority lien of the Eligible Mortgage, subject to no encumbrances, in the maximum principal amount of the Eligible Note Receivable.  Each such policy shall also be in form and content and issued by such companies as shall be acceptable to the Lender.

(vii) to the best of Borrower’s knowledge, there is no pending action or proceeding in which the compliance with any lead paint law, rule or regulation is an issue.  Nothing further remains to be done to satisfy in full all requirements of each such law, rule or regulation that constitutes a prerequisite to the use and enjoyment of such property.

(E)         Any and all requirements of any federal, state or local law, rule and/or regulation, including, without limitation, usury, truth-in-lending, real estate settlement procedures, consumer credit protection, equal credit opportunity, fair housing, fair lending or disclosure laws applicable to the Eligible Notes Receivable have been complied with.  Borrower shall maintain in its possession, available for Lender’s inspection, and shall deliver to Lender upon demand, evidence of compliance with all such requirements, to the extent compliance requires preparation of one or more documents or writings.

Section 4.             Events of Default.

Each of the following events shall constitute “Event of Default”):

4.1         If the Borrower shall default in the payment of any part of the Loan, including, without limitation, payments due under the Revolving Credit, owing by it when the same shall become due and payable, whether at any stated maturity, or by declaration, acceleration or otherwise;

4.2         If at any time the information contained in any Borrowing Base Certificate shall be untrue, false or misleading or if the outstanding balance of the Revolving Credit shall exceed the Availability shown on the Borrowing Base Certificate and the amount of such excess is not promptly paid by Borrower within two (2) Business Days;

4.3         If Borrower shall default in the performance of or compliance with any term or covenant applicable to it contained in this Agreement, or contained in any other Loan Document, within ten (10) days after notice from Lender to Borrower;

4.4         If any representation or warranty made by or on behalf of Borrower, in this Agreement or in the Schedules hereto, or in any other Loan Document, or in connection with the transactions contemplated hereby and thereby shall prove to be false or incorrect in any material respect;

4.5         The failure to pay the Loan in full on maturity, or the failure to pay any other installment of principal and/or interest, or any other sum due hereunder upon maturity or within ten (10) days from the date when such installment is otherwise due and payable;

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4.6         The failure to pay any tax or assessment upon any Collateral securing the Loan, on or before the date the same shall become delinquent;

4.7         The occurrence of an Event of Default (as defined therein) under this Agreement or any other Loan Document (beyond any grace periods set forth in said agreement);

4.8         The filing by or against Borrower or any Guarantor of any petition, arrangement, reorganization, or the like under any insolvency or bankruptcy law, or the adjudication of Borrower as a bankrupt (and if such filing is involuntary, the failure to have same dismissed within ninety (90) days from the date of filing), or the making of an assignment for the benefit of creditors, or the appointment of a receiver for any part of Borrower’s properties or the admission in writing by Borrower or any Guarantor of the liability to pay debts as they become due;

4.9         Borrower’s failure to have any lien, attachment or encumbrance which is enforced or levied against the Collateral without Lender’s consent (other than the lien for ad valorem taxes not yet due) discharged, released and/or satisfied within thirty (30) days after its recording;

4.10       The occurrence of any of the following events:  (a) a change, without Lender’s prior written consent, in the nature of the use of the Collateral which materially increases the possibility of a violation of any state or federal environmental law or regulation, (b) the failure of Borrower to immediately contain, remove or mitigate any violation of environmental law or regulation, or (c) Borrower’s failure to immediately upon request reimburse the State of Connecticut, the federal government or Lender for any amounts expended by them with respect to any violation of environmental law or regulation;

4.11       The death, incapacity, or dissolution, as is applicable, of Borrower or any Guarantor, unless a substitute Guarantor is approved by Lender, in its sole discretion, within six (6) months of death or incapacity, or the attempted revocation or termination by any Guarantor of any guaranty;

4.12       The passage or enforcement of any federal, state, or local law or the rendition of a final decision of any court (other than a law or decision with respect to a tax upon the general revenues of the Lender) in any way directly materially changing or materially affecting the Loan or lessening the net income thereon in a material fashion which is not corrected or reimbursed by the Borrower;

4.13       The passage or enforcement of any federal, state, or local law, or the rendition of a final decision of any court in any way materially impairing Lender’s ability to charge and collect the interest stated under the Loan, including without limitation, the ability to vary the interest payable under the Loan in accordance with the terms hereof; or

4.14       Upon failure to be in compliance with any loan covenant as set forth herein or any other Loan Document.

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Section 5.             Remedies on Default; Provisions re Collateral, Etc.

5.1         If a Default or Event of Default shall have occurred, Lender shall have no obligation to make Advances and, in addition, may accelerate and declare all Obligations hereunder to be immediately due and payable, and may proceed to protect and enforce its rights by suit in equity, action at law or other appropriate proceedings, whether for the specific performance of any agreement contained herein or in any other Loan Document, or for an injunction against a violation of any of the terms hereof or thereof, or in aid of the exercise of any right, power or remedy granted thereby or by law, equity or otherwise.

5.2         Upon the occurrence of any Event of Default the Borrower grants a royalty-free license to the Lender for all patents, service marks, trademarks, trade names, copyrights, computer programs and other intellectual property and proprietary rights sufficient to permit the Lender to exercise all rights granted to the Lender pursuant to this Agreement.

5.3         Upon the occurrence of any Event of Default, the Lender shall have the right, to be exercised in its sole discretion to service, or appoint a third party to service the Collateral consisting of underlying loans of Borrower.

5.4         Without limitation of any rights and remedies of Lender as a secured party under the Code and any rights or remedies set forth herein or any other Loan Documents if an Event of Default shall exist hereunder, Lender shall have all the following rights and remedies with respect to the Collateral or any portion thereof:

(i)           Lender may at any time and from time to time with or without judicial process and the aid or assistance of others, enter upon any premises in which any of the Collateral may be located and, without resistance or interference by Borrower, take possession of the Collateral and/or dispose of any part or all of the Collateral on any such premises; and/or require Borrower to assemble and make available to Lender, at the expense of Borrower and/or Guarantor, any part or all of the Collateral at any place or time designated by Lender which is reasonably convenient to the Borrower and Lender; and/or remove any part or all of the Collateral from any premises on which any part may be located for the purpose of effecting sale or other disposition thereof; and/or sell, resell, lease, assign and deliver, grant options for or otherwise dispose of any or all of the Collateral in its then condition or following any commercially reasonable preparation or processing, at public or private sale or proceedings, by one or more contracts, in one or more parcels, at the same or different times, with or without having the Collateral at the place of sale or other disposition, for cash and/or credit, and upon any terms, at such place(s) and time(s) and to such Persons as Lender shall deem best, all without demand for performance or any notice or advertisement whatsoever, except that unless any of the Collateral shall be perishable or is of a type that can decline speedily in value, the Borrower shall be given five (5) Business Days’ notice of the place and time of any public sale or of the time after which any private sale or other intended disposition is to be made, which notice Borrower hereby agrees shall be deemed reasonable notice thereof.  If any of the Collateral is sold by Lender upon credit or for future delivery, Lender shall not be liable for the failure of the purchaser to pay for same and in such event Lender may resell such Collateral.  Lender may buy any part or all the Collateral at any public sale and if any part or all the Collateral is of a type customarily sold in a recognized market or is of the type which is the subject of widely distributed standard price quotations Lender may buy at private sale and may make payment therefor by application of all or a part of the Loan.

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(ii)          Lender may, in Lender’s discretion, apply the cash Proceeds from any sale or other disposition of the Collateral, first, to the reasonable expenses of retaking, holding, preparing for sale, selling, leasing and otherwise disposing of such Collateral, to reasonable appraisal, accounting and attorneys’ fees and all legal expenses, travel and other expenses which are to be paid or reimbursed to Lender, pursuant hereto or pursuant to any other Loan Document, second, to all accrued interest, fees and charges outstanding with respect to the Loan in such order, as Lender shall determine, third, to principal and all other outstanding portions of the Loan in such order, as Lender shall determine, fourth, any surplus to any other secured parties having an interest in the Collateral known to Lender in accordance with their interests, and fifth, any surplus to the Borrower; provided, however, that Borrower and Guarantors shall remain jointly and severally liable with respect to unpaid portions of the Loan and will pay Lender on demand any deficiency remaining together with interest thereon.

Notwithstanding any of the foregoing, Borrower acknowledges that Lender is making the Loan in reliance on the totality of the Collateral and this Agreement specifically prohibits subordinate liens thereon.  Consequently, Lender shall have no liability to marshal assets for the benefit of any other creditor, or be subject to any restrictions with respect to the liquidation or other disposal of the Collateral.

(iii)         Lender may appropriate, set-off and apply to the payment of all or any part of the Loan any and all balances, sums, property, claims, credits, deposits, accounts, reserves, collections, drafts, notes or other items or Proceeds of the Collateral, in or coming into the possession, custody, safekeeping or control of Lender or any Affiliate of Lender or its agents, or belonging to Borrower and in such manner as Lender may, in its discretion determine, and the Proceeds of any such set-off shall be applied in accordance with the provisions of the preceding Subparagraph hereof;

(iv)         Any of the Proceeds of the Collateral received by Borrower after the occurrence of an Event of Default shall not be commingled with any other of its property, but shall be segregated, held by it in trust as the exclusive property of Lender, and Borrower will immediately deliver to Lender the identical checks, monies, or other Proceeds of Collateral received;

(v)          Unless Maker is making payments directly to Lender, upon the written request of Lender made to Borrower, whether or not an Event of Default shall have occurred, Borrower shall notify Maker that its Mortgage Loan has been assigned to Lender and that any payments on such Mortgage Loan should be made directly to Lender.

Notwithstanding the foregoing, Lender shall have the right at any time upon written notice to the Borrower to notify a Maker to make its Mortgage Loan payments directly to Lender.

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Section 6.             Cumulative Remedies; No Waivers, Etc.

No right, power or remedy granted to Lender in this Agreement or in any other Loan Document is intended to be exclusive, but each shall be cumulative and in addition to any other rights, powers or remedies referred to in this Agreement, in any other Loan Document or otherwise available to Lender at law or in equity; and the exercise or beginning of exercise by Lender of any one or more of such rights, powers or remedies, shall not preclude the simultaneous or later exercise by Lender of any or all of such other rights, powers or remedies.  No waiver by, nor any failure or delay on the part of Lender in any one or more instances to insist upon strict performance or observance of one or more covenants or conditions hereof, or of any other Loan Document shall in any way be, or be construed to be, a waiver of such covenant in any other instance or to prevent Lender’s rights to later require the strict performance or observance of such covenants or conditions, or otherwise prejudice Lender’s rights, powers or remedies.

Section 7.             Partial Invalidity; Waivers.

7.1         If any term or provision of this Agreement or any other Loan Document or the application thereof to any Person or circumstance shall, to any extent, be invalid or unenforceable by reason of any applicable law, the remainder of this Agreement and the other Loan Documents, or application of such term or provision to Persons or circumstances other than those as to which it is held invalid or unenforceable, shall not be affected thereby, and each term and provision of this Agreement and the other Loan Documents shall be valid and enforceable to the fullest extent permitted by law.  To the full extent, however, that the provisions of any such applicable law may be waived, they are hereby waived by Borrower and Guarantors to the end that this Agreement and the other Loan Documents shall be deemed to be valid and binding obligations enforceable in accordance with their terms.

7.2         To the extent permitted by applicable law, Borrower and Guarantors hereby waive protest, notice of protest, notice of default or dishonor, notice of payments and non-payments, or of any default.

7.3         WITH RESPECT TO ANY CONTROVERSY, ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR IN CONNECTION WITH THE TRANSACTIONS DESCRIBED HEREIN OR CONTEMPLATED HEREBY, INCLUDING, WITHOUT LIMITATION, IN CONNECTION WITH THE LOAN, THE COLLATERAL AND/OR ANY OF THE OTHER LOAN DOCUMENTS, BORROWER, GUARANTORS AND LENDER EACH VOLUNTARILY AND KNOWINGLY WAIVES ANY RIGHT TO OR CLAIM FOR A TRIAL BY JURY.

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7.4         BORROWER AND GUARANTORS ACKNOWLEDGE THAT THE WITHIN AGREEMENT EVIDENCES A COMMERCIAL TRANSACTION AND THAT THEY COULD, UNDER CERTAIN CIRCUMSTANCES HAVE THE RIGHT UNDER CHAPTER 903a, AS FROM TIME TO TIME AMENDED, OF THE CONNECTICUT GENERAL STATUTES, SUBJECT TO CERTAIN LIMITATIONS, TO NOTICE OF AND HEARING ON THE RIGHT OF THE LENDER TO OBTAIN A PREJUDGMENT REMEDY, SUCH AS ATTACHMENT, GARNISHMENT AND/OR REPLEVIN, UPON COMMENCING ANY LITIGATION AGAINST BORROWER OR GUARANTORS.  NOTWITHSTANDING, BORROWER AND GUARANTORS HEREBY WAIVE ALL RIGHTS TO NOTICE, JUDICIAL HEARING OR PRIOR COURT ORDER TO WHICH THEY MIGHT OTHERWISE HAVE THE RIGHT UNDER SAID CHAPTER 903a, AS FROM TIME TO TIME AMENDED, OR UNDER ANY OTHER STATE OR FEDERAL STATUTE OR CONSTITUTION IN CONNECTION WITH THE OBTAINING BY THE LENDER OF ANY PREJUDGMENT REMEDY BY REASON OF THIS COMMERCIAL REVOLVING LOAN AND SECURITY AGREEMENT, OR BY REASON OF BORROWER’S OR GUARANTORS’ OBLIGATIONS OR ANY RENEWALS OR EXTENSIONS OF THE SAME.  BORROWER AND GUARANTORS ALSO WAIVE ANY AND ALL OBJECTION WHICH THEY MIGHT OTHERWISE ASSERT, NOW OR IN THE FUTURE, TO THE EXERCISE OR USE BY LENDER OF ANY RIGHT OF SETOFF, REPOSSESSION OR SELF HELP AS MAY PRESENTLY EXIST UNDER STATUTE OR COMMON LAW.

BORROWER AND GUARANTORS SPECIFICALLY WAIVE AND RELINQUISH ANY CLAIM TO INCIDENTAL AND/OR CONSEQUENTIAL DAMAGES ARISING IN ANY WAY OUT OF AN ALLEGED BREACH HEREOF BY LENDER AND AGREE THAT DAMAGES FOR WHICH LENDER MAY BE LIABLE, IF ANY, SHALL BE LIMITED TO THOSE DIRECT DAMAGES PROVEN TO HAVE BEEN SUFFERED BY BORROWER OR GUARANTORS ARISING DIRECTLY FROM SUCH BREACH.

Section 8.             Expenses/Indemnity.

Borrower agrees to:

8.1         Pay or reimburse Lender on demand for any and all means, in each case whether prior to or after the commencement of any Insolvency Proceeding, all Lender Expenses, including payment upon the Closing hereof of any portion of such charges, costs and fees for which an invoice shall be rendered;

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8.2         Indemnify and save Lender and each Lender Affiliate, as well as any assignee of the Lender and their respective directors, officers, employees, agents and attorneys (each an “Indemnitee”) harmless from, and pay or reimburse Lender for, claims, losses, liabilities (including negligence, tort and strict liability), damages, demands, judgments, settlements, suits, and all legal proceedings and any and all costs and expenses in connection therewith (including reasonable attorneys’ fees and expenses) (to the extent applicable given the circumstances, each a “Claim”) if any, incurred by Lender relating to (i) the Revolving Note or any of the other Loan Documents; (ii) the exercise by the Lender of any of its rights, remedies or powers hereunder, the Revolving Note or any of the other Loan Documents; (iii) any misrepresentation, inaccuracy, or breach of any representation, warranty, covenant, or agreement contained or referred to herein or any other Document, the security interests and liens granted pursuant to this Agreement or the other Loan Documents; (iv) the performance of any obligation of Borrower or Guarantors in connection with the Collateral; (v) the attempted enforcement or enforcement of this Agreement or the other Loan Documents, or the collection or attempted collection of any of the Obligations owing under any thereof, including, without limitation, the Loan, or the realization or attempted realization upon any of the Collateral; (vii) the prosecution or defense of any action or proceeding concerning any matter growing out of or connected with this Agreement, the other Loan Documents or the Collateral; (viii) any Hazardous Substance at, on, in, under, or about all or any portion of any property owned, occupied and/or operated by the Borrower or any environmental condition within, on, from, related to, or attaching to any such property; (ix) any Release or threatened Release of any Hazardous Substance from any property owned, occupied or operated by the Borrower or from the Borrower’s operations or other activities, including without limitation any Release by any prior owner, occupant or operator of any such property; (x) any violation or claim of violation of any Environmental Law by the Borrower or its operations or other activities; (xi) any other environmental condition or matter within, on, from or related to or affecting any property owned, leased or operated by the Borrower or Borrower’s operations or other activities; (xii) any other operations or activities of the Borrower or conditions or occurrences on the Borrower’s properties (all the foregoing under this paragraph collectively, the “Indemnified Liabilities”) and, in addition, at Lender’s discretion, Borrower and Guarantors shall defend (with counsel satisfactory to the Lender) Lender against those Indemnified Liabilities which the Lender shall choose Borrower and Guarantors to defend Lender against (provided, that, it is understood and agreed that all reasonable costs and expenses of counsel incurred by Lender in defending itself against any Indemnified Liability shall be Indemnified Liabilities for which Borrower and Guarantors are responsible for payment under this subparagraph) provided, however, nothing contained herein shall obligate Borrower to indemnify and hold harmless any Indemnitee with respect to any claim arising as a result of such Indemnitee’s fraud, willful misconduct, violation of law or gross negligence.  The agreements in this section shall survive any payment of the Loan or any other amounts payable hereunder or under any other Loan Document and/or any termination of this Agreement or any Loan Document or the release of any Collateral.  All amounts payable under this Section shall be payable by the Borrower and Guarantors on demand by the Lender.

8.3         Allow Lender, in Lender’s discretion, to receive payment of any of the foregoing by a charge to the Revolving Note (which charge shall thereupon become a part of the Loan) or by deduction from any account maintained by Borrower or Guarantors with Lender or subject to Lender’s control.

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Section 9.             Further Assurances; Possession of Collateral; Power of Attorney.

At any time and from time to time, upon the demand of the Lender, the Borrower will, at the Borrower’s expense (i) immediately give, execute, deliver, pledge, endorse, file, and/or record any notice, statement, financing statement, instrument, documents, chattel paper, agreement, or other papers that may be necessary or desirable, or that the Lender may request, in order to create, preserve, perfect, or validate any security interest granted pursuant hereto or intended to be granted hereunder or to enable the Lender to exercise or enforce its rights hereunder or with respect to such security interest; and (ii) keep, stamp, or otherwise mark any and all documents, instruments, chattel paper, and its books and records relating to the Collateral in such manner as the Lender may require.  The Borrower hereby irrevocably appoints the Lender (and any of its attorneys, officers, employees or agents) as its true and lawful agent and attorney-in-fact, said appointment being coupled with an interest with full power of substitution, in the name of the Borrower, the Lender, or otherwise, for the sole use and benefit of the Lender in its sole discretion, but at the Borrower’s expense, to exercise, to the extent permitted by law, in its name or in the name of the Borrower or otherwise, the powers set forth herein, whether or not any of the Mortgage Loans are due (i) to endorse the name of the Borrower upon any instruments of payment, freight, or express bill, bill of lading, storage, or warehouse receipt relating to the Collateral and to demand, collect, receive payment of, settle, or adjust all or any of the Collateral; (ii) to correspond and negotiate directly with insurance carriers; and (iii) to sign and file one or more financing statements naming the Borrower as debtor and the Lender as secured party to execute any notice, statement, instruments, agreement, or other paper that the Lender may require to create, preserve, perfect, or validate any security interest granted pursuant hereto or to enable the Lender to exercise or enforce its rights hereunder or with respect to such security interest.  Neither the Lender nor its attorneys, officers, employees, or agents shall be liable for acts, omissions, any error in judgment, or mistake in fact in its/their capacity as agent or attorney-in-fact.  This power, being coupled with an interest is irrevocable until the Loan has been fully satisfied.  At the Lender’s sole option, and without the Borrower’s consent, the Lender may file a carbon, photographic, or other reproduction of this Agreement or any financing statement executed pursuant hereto as a financing statement in any jurisdiction so permitting.  The Lender is expressly authorized to file financing statements without the Borrower’s signature.

Section 10.           Survival of Agreements, Representations and Warranties, Etc.

All agreements, representations and warranties contained herein or made in writing by or on behalf of Borrower or Guarantors, in connection with the transactions contemplated hereby, shall survive the execution and delivery of this Agreement and the related documents and, to the extent applicable, shall be deemed to be made anew by each of them each time an Advance is made, pursuant hereto or pursuant to the other Loan Documents and shall continue until the Loan has been paid in full and this Agreement has been terminated.  All statements contained in any certificate or other instrument delivered by or on behalf of Borrower or Guarantors, pursuant hereto or in connection with the transactions contemplated hereby, shall be deemed representations and warranties made hereunder.

Section 11.           Failure to Perform.

If Borrower shall fail to observe or perform any of the covenants hereof (other than the payment of sums due under the Revolving Note), Lender may pay amounts or incur liabilities to remedy or attempt to remedy any such failure (including, without limitation, any sums payable under any statute relating to the environment) and all such payments made and liabilities incurred shall be for the account of Borrower, may be paid, at Lender’s option, by the making of additional advances under the Revolving Note and, consequently, shall be included in the Loan and all such amounts shall be repaid by Borrower on demand, together with interest thereon at the rate of 18% per annum, or may be repaid by a withdrawal from any of Borrower’s accounts maintained with Lender.  The provisions of this Section and any such action by Lender shall not prevent any default in the observance or performance of any covenant hereof from constituting an Event of Default hereunder.

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Section 12.           Notices, Etc.

All notices, requests, consents and other communications hereunder shall be in an authenticated record and shall be deemed to be duly delivered by authenticated electronic means or if mailed, postage prepaid, by first class registered mail, return receipt requested, or by any nationally recognized receipted delivery or courier service:

(A)         if to Lender:

Bankwell Bank

208 Elm Street

New Canaan, Connecticut 06840

Attn:  Commercial Loan Department

with a copy to:

Murtha Cullina LLP

177 Broad Street, 16th Floor

Stamford, Connecticut 06905

Attention:  Scott M. Gerard, Esq.

or at such other address as may have been furnished in writing by Lender to Borrower; or

(B)         if to Borrower or Guarantor:

Sachem Capital Corp.

23 Laurel Street

Branford, Connecticut 06405

with a copy to:

Morse, Zelnick, Rose & Lander, LLP

825 Third Avenue

New York, New York 10022

Attn:  Joel Goldschmidt, Esq.

or at such other address as may have been furnished in writing by Borrower to Lender.

Section 13.           Amendments and Waivers.

Neither this Agreement nor any other Document nor any term hereof or thereof may be changed, waived, discharged or terminated, except by a writing signed by all the parties hereto.

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Section 14.           Miscellaneous.

(A)         This Agreement and each other Document granting Lender a security interest in any personal property of Borrower shall be deemed a security agreement within the meaning of the Code.  Where any provision in this Agreement refers to action to be taken by any Person, or which such Person is prohibited from taking, such provision shall be applicable whether such action is taken directly or indirectly by such Person.  This Agreement and the documents contemplated hereby shall be construed and enforced in accordance with and governed by the laws of the State of Connecticut.  Borrower and each Guarantor hereby specifically consents to the jurisdiction of the Courts of the State of Connecticut and the Federal Courts situated in the State of Connecticut and agree to be personally bound by the decisions of the Courts of the State of Connecticut and such Federal Courts.  To the extent there is any inconsistency between the terms of this Agreement and any of the documents contemplated hereby, this Agreement shall control.  All the terms of this Agreement and such other documents shall be binding upon and inure to the benefit of and be enforceable by the respective successors and assigns of the parties hereto, whether so expressed or not, and by any other holder or holders of the Loan or any part thereof.  The headings in this Agreement are for the purposes of reference only and shall not limit or otherwise affect any of the terms hereof.

(B)         This Agreement is between each Lender, Borrower and Guarantors only and shall not be relied upon by any third party.  Without limiting the foregoing, Lender shall have no liability to any party whatever (including, without limitation, Borrower or Guarantors, or anyone conducting business with any of the foregoing) in the event Lender, for any reason and at any time, determines not to advance sums under the Revolving Note for any reason or otherwise exercises its rights under this Agreement and/or the other documents contemplated hereby.

(C)         This Agreement may be executed in any number of counterparts, each of which when executed and delivered shall be an original but all of which together constitute one and the same instrument.  This Agreement, to the extent signed and delivered by means of a facsimile machine or other electronic transmission in which the actual signature is evident, shall be treated in all manner and respects as an original agreement or instrument and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person.  At the request of any party hereto, each other party hereto or thereto shall re-execute original forms hereof and deliver them to all other parties.  No party hereto shall raise the use of a facsimile machine or other electronic transmission in which the actual signature is evident to deliver a signature or the fact that any signature or agreement or instrument was transmitted or communicated through the use of a facsimile machine or other electronic transmission in which the actual signature is evident as a defense to the formation of a contract and each party forever waives such defense.  In proving this Agreement, it shall not be necessary to produce or account for more than one such counterpart signed by the party against which enforcement is sought.

Section 15.           Certain Disclosures.

Attached hereto as Schedule 15 is a listing of the following information which Borrower and each Guarantor represents and warrants to be true and correct as of the date hereof:

(A)	Borrower’s shareholders and capital stock held by each;

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(B)	Date of most recently prepared Financial Statements;

(C)	Indebtedness owing by Borrower other than to Lender and Subordinated Debt, if any;

(D)	Borrower’s Patents, Trademarks, Trade Names, Copyrights;

(E)	Pending or threatened litigation involving Borrower;

(F)	Borrower’s licensing agreements, governmental consents;

(G)	past changes to Borrower’s name;

(H)	Leases to which Borrower is a party;

(I)	Federal and state tax identification numbers.

Section 16.           Release.

Upon full payment and satisfaction of the Loan and the interest thereon and expenses incurred by Lender in connection therewith and upon termination of this Agreement by Lender, Lender shall release and/or return all Collateral to Borrower and the parties shall thereupon automatically each be fully, finally, and forever released and discharged from any further claim, liability or obligation in connection with the Loan or any of them.  Notwithstanding the foregoing, in the event any payment is recovered from Lender in whole or in part, as a result of any insolvency proceedings or otherwise, the rights, benefits and security interests of Lender under this Agreement shall remain in full force and effect as to any and all of such recovered sums, all of which shall be a part of the Loan hereunder.

Section 17.           Patriot Act.

Borrower certifies that, to the best of their knowledge, neither Borrower nor any of its Subsidiaries has been designated, and is not owned or controlled, by a “suspected terrorist” as defined in Executive Order 13224.  Borrower hereby acknowledges that Lender seeks to comply with all applicable laws concerning money laundering and related activities.  In furtherance of those efforts, Borrower hereby represents, warrants and agrees that:  (i) none of the cash or property that Borrower or any of their Subsidiaries will pay or will contribute to Lender has been or shall be derived from, or related to, any activity that is deemed criminal under United States law; and (ii) no contribution or payment by Borrower or any of its Subsidiaries to Lender, to the extent that they are within such Borrower’s and/or its Subsidiaries’ control shall cause Lender to be in violation of the United States Bank Secrecy Act, the United States International Money Laundering Control Act of 1986 or the United States International Money Laundering Abatement and Anti-Terrorist Financing Act of 2001.  Borrower shall promptly notify Lender if any of these representations ceases to be true and accurate regarding either Borrower or any of their Subsidiaries.  Borrower agrees to provide Lender any additional information regarding Borrower or any of their Subsidiaries that Lender deems necessary or convenient to ensure compliance with all applicable laws concerning money laundering and similar activities.  Borrower understands and agrees that if at any time it is discovered that any of the foregoing representations are incorrect, or if otherwise required by applicable law or regulation related to money laundering or similar activities, Lender may undertake appropriate actions to ensure compliance with applicable law or regulation.  Borrower further understands that Lender may release confidential information about Borrower and their Subsidiaries and, if applicable, any underlying beneficial owners, to proper authorities if Lender, in its sole discretion, determines that it is in the best interests of Lender in light of relevant rules and regulations under the laws set forth in Subsection (ii) above.

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Section 18.           Effective Date; Consents; Releases.

18.1       This Agreement shall be effective immediately upon the consummation of both the Exchange and the IPO (the “Effective Date”), provided, however, this Agreement shall become null and void if either the Exchange or the IPO has not been consummated on or before February 15, 2017, in which event the terms of the Amended and Restated Commercial Revolving Loan Agreement dated March 15, 2016 (the “Existing Loan Agreement”) shall remain in full force and effect.  Borrower hereby irrevocably assumes, as of the Effective Date, Existing Borrower’s Obligations arising under the Existing Loan Agreement, including, but not limited to, the outstanding principal balance under the Revolving Note and all accrued but unpaid interest thereon, subject to any rights of Existing Borrower with respect thereto.

18.2       As of the Effective Date, this Agreement shall supersede the Existing Loan Agreement.

18.3       As of the Effective Date, (i) Lender hereby waives any and all defaults, Events of Default and breaches of or arising under the Existing Loan Agreement and (ii) hereby releases and forever discharges Existing Borrower, its officers, directors, members, managers, successors and assigns (other than Borrower and Guarantors) from any and all causes of actions, actions, debts, sums of money, accounts, bonds, bills, covenants, contracts, controversies, promises, agreements, judgments, damages, claims, demands whatsoever, in law, equity or admiralty, which against said releasees, Lender, its successors or assigns, have, ever had or may have in the future under or pursuant to the Loan Agreement by reason of any matter cause or things whatsoever from the beginning of time to the date hereof.

18.4       Lender hereby consents to the following transactions as of the Effective Date:

(i)           The IPO;

(ii)          The Exchange;

(iii)         The liquidation of Existing Borrower; and

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(iv)        The liquidation of JJV.

18.5       Saturdays, Sundays, Holidays etc.  If the last or appointed day for the taking of any action or the expiration of any right required or granted herein shall not be a Business Day, then, such action may be taken or such right may be exercised on the next succeeding Business Day.

18.6       Capitalized Terms.  Capitalized terms used in this Agreement but not defined above shall have the meaning ascribed to such terms in Appendix I hereto.

REMAINDER OF PAGE INTENTIONALLY LEFT BLANK

SIGNATURE PAGE FOLLOWS

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IN WITNESS WHEREOF, each of the parties hereto has executed this Agreement on the day first above mentioned.

LENDER:

BANKWELL BANK

By
Name:	Lisa Choi
Title:	Vice President

BORROWER:

Sachem Capital Corp.
(formerly known as HML Capital Corp.)

By:
Name:	John L. Villano
Title:	Co-Chief Executive Officer

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SCHEDULE OF SCHEDULES

Section
Reference	Schedule	Subject

1.1(A)(i)	1.1(A)(i)	Amended and Restated Revolving Note

1.1(A)(ii)	1.1(A)(ii)	Borrowing Base Certificate

1.9	1.9	Request for Advance Form

2	2	Exceptions to Representations, Warranties and Covenants

2.2(H)	2.2(H)	Financial Statement (Indebtedness or Liabilities)

15	15	Certain Disclosures

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APPENDIX I

As used herein, the following terms have the following meanings:

Accepted Servicing Practices:  The procedures that the Borrower follows in the servicing and administration of, and in the same manner in which, and with the same care, skill, prudence and diligence with which the Borrower services and administers, loans similar to the Mortgage Loans, and in all events consistent with the Mortgage Loan Documents and customary and usual standards of practice of prudent institutional multifamily and commercial mortgage lenders and loan servicers and with a view to the maximization of timely recovery of principal and interest on the Mortgage Loans.

Advance: the meaning specified in Section 1.1(A).

Affiliate:  with reference to any Person, any director, officer or employee of such Person, any corporation, association, firm or other entity in which such Person has a direct or indirect controlling interest or by which such Person is directly or indirectly controlled or is under direct or indirect common control with such Person.

Agreement: this Second Amended and Restated Commercial Revolving Credit and Security Agreement.

Borrower: the meaning specified on page 1 of this Agreement.

Business Day: any day other than a Saturday, Sunday or legal holiday in which commercial banks are open for the normal transaction of business in the State of New York.

Claim:  the meaning specified in Section 8.2

Code:  the Uniform Commercial Code as the same may in effect from time to time in the state of New York.

Collateral:  the meaning specified in Section 1.6(A).

Default:  the occurrence of any event which with the giving of notice or passage of time (other than stated grace periods), or both, might become an Event of Default.

Eligible Accounts Receivable:  the meaning specified in Section 3.

Eligible Mortgage(s):  the meanings specified in Section 3.2(C).

Eligible Notes Receivable(s):  the meaning specified in Section 3.

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Environmental Laws:  any and all applicable foreign, Federal, state and local statutes, laws, regulations, rules, ordinances, orders, guidance, policies or common law (whether now existing or hereafter enacted or promulgated) pertaining to the environment, of any and all Federal, state or local governments and governmental and quasi-governmental agencies, bureaus, subdivisions, commissions or departments which may now or hereafter have jurisdiction over Debtor and all applicable judicial and administrative and regulatory decrees, judgments and orders, including common law rulings and determinations, relating to injury to, or the protection of, real or personal property or human health or the environment, including, without limitation, all requirements pertaining to reporting, licensing, permitting, investigation, remediation and removal of emissions, discharges, releases or threatened releases of Hazardous Substances, chemicals substances, pollutants or contaminants whether solid liquid or gaseous in nature, into the environmental or relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of such Hazardous Substances, chemical substances, pollutants or contaminants.

Without limiting the generality of the foregoing, the term “Environmental Laws” shall encompass each of the following statutes, and regulations promulgated thereunder, and amendments and successors to such statutes and regulations, as may be enacted and promulgated from time to time:  Federal Occupational Safety and Health Act (“OSHA”); the Clean Air Act (“CAA”); the Toxic Substances Control Act (“TSCA”); the Comprehensive Environmental Response, Compensation and Liability Act (“CERCLA”), as amended by the Superfund Amendments and Reauthorization Act of 1986 (“SARA”); the Clean Water Act (“CWA”); the Resource Conservation and Recovery Act, as amended by the Hazardous and Solid Waste Amendments of 1984 (“RCRA”); the Hazardous Materials Transportation Act; and all applicable Environmental Laws of each state and municipality in which Debtor conducts business or locates assets and all rules and regulations thereunder and amendments thereto and all similar state and local laws, rules and regulations.

ERISA:  The Employee Retirement Income Security Act of 1974.

Event of Default:  the meaning specified in Section 4.

Governmental Authority:  any federal, state or local governmental authority or any political subdivision of any of them and any court, agency, department, commission, board, bureau or instrumentality of any of them which now or hereafter has jurisdiction over the parties hereto, any maker or any Mortgaged Property.

Guaranties: the meaning specified in Section 1.5.

Guarantors:  John Villano, Jeffrey Villano and JJV, LLC, jointly and severally.

Hazardous Substance: any chemical, compound, material, mixture or substance: (i) the presence of which requires or may hereafter require notification, investigation, monitoring or remediation under any Environmental Law; (ii) which is or becomes defined as a “Hazardous Waste”, “Hazardous Material” or “Hazardous Substance” or “Toxic Substance” or “Pollutant” or “Contaminant” under any present or future applicable Federal, state or local law or under the rules and regulations adopted or promulgated pursuant thereto, including, without limitation, the Environmental Laws; (iii) which is toxic, explosive, corrosive, reactive, ignitable, infectious, radioactive, carcinogenic, mutagenic or otherwise hazardous and is or becomes regulated by any Governmental Authority, agency, department, commission, board, agency or instrumentality of any foreign country, the United States, any state of the United States, or any political division thereof to the extent any of the foregoing has or had jurisdiction over Debtor; (iv) without limitation, which contains gasoline, diesel fuel or other petroleum products, asbestos or polychlorinated biphenyls (“PBCs”); or (v) any other chemical, material or substance, exposure to, or disposal of, which is now or hereafter prohibited, limited or regulated by any federal, state or local governmental body, instrumentality or agency.

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Indebtedness:  as applied to a Person, (a) all items, except items of capital stock or of surplus or of general contingency reserves or of reserves for deferred income taxes if in compliance with Section 2.3(c), which in accordance with generally accepted accounting principles and practices would be included in determining total liabilities as shown on the liability side of a balance sheet of such person as at the date of which indebtedness is to be determined, (b) all indebtedness secured by any mortgage, pledge, lease, lien or conditional sale or other title retention agreement existing on any property or asset owned or held by such person subject thereto, whether or not such indebtedness shall have been assumed, and (c) all indebtedness of others which such Person has directly or indirectly guaranteed, endorsed, discounted or agreed (contingently or otherwise) to purchase or repurchase or otherwise acquire, or in respect of which such Person has agreed to supply or advance funds (whether by way of loan, stock purchase, capital contribution or otherwise) or otherwise to become liable directly or indirectly with respect thereto.

Indemnified Liabilities:  the meaning specified in Section 8.2.

Indemnitee:  the meaning specified in Section 8.2

Insolvency Proceeding:  a proceeding under any bankruptcy, reorganization, dissolution or liquidation law or statute of any jurisdiction.

Interest Expense:  for any period, all amounts accrued by Borrower, whether as interest, late charges, service fees or other charge for money borrowed on account of or in connection with Borrower’s Indebtedness for money borrowed or with respect to which Borrower or any of their respective properties are liable by assumption, operation of law or otherwise, including, without limitation, any leases which are required, in accordance with generally accepted accounting principles, to be carried as a liability on Borrower’s balance sheet.

Lender:  Lender and its successors and assigns.

Lender Affiliate:  any Affiliate of the Lender

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Lender Expenses:  in each case whether prior to or after the commencement of any Insolvency Proceeding, all (a) costs or expenses (including taxes, and insurance premiums) required to be paid by a Borrower or any Guarantor under any of the Loan Documents that are paid or incurred by the Lender, (b) reasonable fees or charges paid or incurred by Lender in connection with the Lender’s transactions with Borrower or any Guarantor under the Loan Documents, including, fees or charges for photocopying, notarization, couriers and messengers, telecommunication, public record searches (including tax lien, litigation, and UCC searches and including searches with the patent and trademark office, the copyright office, or the department of motor vehicles), filing, recording, publication, appraisal (including periodic Collateral appraisals or business valuations to the extent of the fees and charges (and up to the amount of any limitation) contained in this Agreement, real estate surveys, real estate title policies and endorsements, and environmental audits, (c) reasonable costs and expenses incurred by Lender in the disbursement of funds to or for the account of Borrower or any Guarantor (by wire transfer or otherwise), (d) reasonable charges paid or incurred by Lender resulting from the dishonor of checks, (e) reasonable costs and expenses paid or incurred by the Lender to correct any default, enforce any provision of the Loan Documents, (following the occurrence, and during the continuation, of an Event of Default) gain possession of, maintain, handle, preserve, store, ship, sell, prepare for sale, or advertise to sell the Collateral, or any portion thereof, irrespective of whether a sale is consummated, (f) audit fees and expenses of Lender related to audit examinations of the books and records of Borrower to the extent of the fees and charges (and up to the amount of any limitation) contained in this Agreement, (g) reasonable costs and expenses of third party claims or any other suit paid or incurred by the Lender in enforcing or defending the Loan Documents or in connection with the transactions contemplated by the Loan Documents or the Lender’s relationship with Borrower or any Guarantor, (h) Lender’s reasonable fees and expenses (including attorneys’ fees) incurred in advising, structuring, drafting, reviewing, administering, or amending the Loan Documents, and (i) Lender’s reasonable fees and expenses (including attorneys’ fees) incurred in terminating, enforcing (including attorneys’ fees and expenses incurred in connection with a “workout,” a “restructuring,” or an Insolvency Proceeding (and any objection by or against, and any claim or adversary proceeding against Lender or any Lender in connection with such Insolvency Proceeding), or in otherwise exercising rights or remedies under the Loan Documents, or defending the Loan Documents and any interest in the collateral, including without limitation, in connection with any action to avoid or subordinate any of the Lender’s Liens or payment made in connection with the Loan Documents or the Collateral.

Loan Documents:  this Agreement, the Revolving Note, the Guaranties, the Subordinations and all other instruments heretofore, now or hereafter executed and delivered pursuant to this Agreement or any of the aforesaid documents.

Loan:  the meaning specified in Section 1.2.

Maker:  the maker of an Eligible Note Receivable.

Maximum Availability: the meaning specified in Section 1.1(A)(i).

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Obligations:  (a) all loans, Advances, debts, principal, interest (including any interest that, but for the provisions of the Bankruptcy Code, would have accrued), contingent reimbursement obligations with respect to outstanding letters of credit, premiums, liabilities (including all amounts charged to the Loan Account pursuant hereto), obligations, fees, charges, costs, Lender Expenses (including any interest, fees or expenses that, but for the provisions of the Bankruptcy Code, would have accrued), lease payments, guaranties, covenants, and duties of any kind and description owing by Borrower to the Lender pursuant to or evidenced by the Loan Documents and irrespective of whether for the payment of money, whether direct or indirect, absolute or contingent, due or to become due, now existing or hereafter arising, and including all interest not paid when due and all Lender Expenses that Borrower is required to pay or reimburse by the Loan Documents, by law, or otherwise.  Any reference in this Agreement or in the Loan Documents to the Obligations shall include all amendments, changes, extensions, modifications, renewals replacements, substitutions, and supplements, thereto and thereof, as applicable, both prior and subsequent to any Insolvency Proceeding; and (b) all present and future Indebtedness and obligations, of any nature whatsoever, direct or indirect, absolute or contingent, matured or not, at any time owing or to become owing by the Borrower to the Lender arising from any contract, agreement, dealings, occurrence, non-occurrence, event and/or operation of law whereby the Borrower becomes indebted and/or obligated towards the Lender.

OSHA:  Occupational Safety and Health Act.

Overadvance: the meaning specified in Section 1.4(D).

Person:  a corporation, an association, a partnership, an organization, a limited liability company, a business, an individual or a government or political subdivision thereof or any governmental agency.

Request for Advance Form:  the meaning specified in 1.9.

Revolving Credit:  the credit facility described in Section 1.1(A).

Subordinated Debt:  any Indebtedness of Borrower subordinated to the Loan in a manner acceptable to Lender.

Subordination(s):  the meaning specified in Section 1.8.

Subsidiary:  with reference to any Person, is a corporation, or similar association or entity not less than a majority of the outstanding shares of the class or classes of stock, having by the terms thereof ordinary voting power to elect a majority of the directors, managers or trustees of such corporation, association or entity, of which are at the time owned or controlled, directly or indirectly, by such Person or by a Subsidiary of such Person.

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